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                            ADMINISTRATION AGREEMENT

AGREEMENT made this ___ day of December, 2003 by and between RMR Real Estate Fund, a Massachusetts business trust (the "Fund"), and RMR Advisors, Inc. (the "Administrator");

                                    RECITALS

       WHEREAS, The Fund intends to engage in business as a closed-end diversified management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "1940 Act"); and

       WHEREAS, The Fund and RMR Advisors, Inc. are entering into an Investment Advisory Agreement (the "Investment Advisory Agreement") pursuant to which RMR Advisors will provide investment advice to the Fund and be responsible for the portfolio management of the Fund; and

       WHEREAS, The Fund desires to retain the Administrator to render administrative services in the manner and on the terms and conditions hereafter set forth; and

       WHEREAS, The Administrator desires to be retained to perform services on said terms and conditions.

       NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, the receipt and sufficiency of which are hereby acknowledged, the Fund and the Administrator agree as follows:

       1. DUTIES OF THE ADMINISTRATOR.

       (a) The Fund hereby retains the Administrator to act as administrator of the Fund, subject to the supervision and direction of the Board of Trustees of the Fund (the "Board") , as hereinafter set forth. The Administrator shall perform or arrange for the performance of the following administrative and clerical services: (i) provide office space, telephone, office equipment and supplies for the Fund; (ii) authorize expenditures and approve bills for payment on the Fund's behalf; (iii) supervise preparation of the periodic updating of the Fund's Registration Statement on Form N-2; (iv) prepare periodic reports, notices, correspondence and other communications to Fund shareholders and supervise the filing of these as appropriate with the Securities and Exchange Commission; (v) supervise the pricing of the Fund's investment portfolio and the publication of the net asset value of shares, earnings reports and other financial data; (vii) monitor relationships with organizations providing services to the Fund, including the Fund's attorneys, accountants, custodian, transfer agent and printers; (viii) supervise compliance of the Fund with record-keeping requirements under the 1940 Act and regulations thereunder, (ix) maintain or cause to be maintained by a custodian and transfer agent, books and records for the Fund, (x) supervise the preparation and filing of tax reports and returns; (ix) monitor compliance with the Internal Revenue Code of 1986, as amended; and (x) provide the Fund with such personnel as requested from time to time by the Fund for the performance of clerical, accounting and other office services described in (i) through (ix), above, and for coordinating the Fund's affairs with its sub-administrator, transfer agent and custodian. The Fund agrees to

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deliver or cause to be delivered, on a timely basis, such information to the
Administrator as may be necessary or appropriate for the Administrator's performance of its duties and responsibilities hereunder, including but not limited to, records of transactions, valuation of investments in United States dollars (which may be based on information provided by a pricing service) and shareholder reports and expenses borne by the Fund, and the Administrator shall be entitled to rely on the accuracy and completeness of such information in performing its duties hereunder.

       (b) In rendering the services specified in subsection (a) above, the Administrator may, subject to the approval of the Fund's Board of Trustees, cause such services or any portion thereof to be provided by another person pursuant to a sub-administration agreement; PROVIDED that the Administrator shall remain responsible for monitoring and overseeing the performance by such person of its obligations to the Fund under such sub-administration agreement. Subject to the approval of the Fund's Board of Trustees, the fees and out-of-pocket expenses charged by such person shall be paid or reimbursed directly or indirectly by the Fund.

       2. EXPENSES OF THE ADMINISTRATOR. As full compensation for the services and the facilities furnished by or at the direction of the Administrator, the Fund shall reimburse the Administrator for expenses incurred by it or its affiliates in accordance with the cost allocation methodologies that may from time to time be approved by the Fund's Board of Trustees. Such expenses shall include the costs of maintaining staff, personnel, office equipment and facilities necessary for the Administrator to perform its obligations under this Agreement. Such expenses, which will also include the fees and expenses of any sub-administrator paid by the Administrator, shall be billed monthly and shall be payable promptly by the Fund. Except as specifically provided herein, the Fund and RMR Advisors assume and shall pay or cause to be paid all other expenses of the Fund as set forth in the Investment Advisory Agreement.

       3. LIMITATION OF LIABILITY OF THE ADMINISTRATOR; INDEMNIFICATION.

       (a) The Administrator shall not be liable to the Fund for any error of judgment or mistake of law or for any loss arising out of any act or omission by the Administrator in the performance of its duties hereunder. Nothing herein contained shall be construed to protect the Administrator against any liability to the Fund, its shareholders, the Fund's investment advisor or sub-advisor to which the Administrator shall otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties, or by reckless disregard of its obligations and duties hereunder; provided, however, that in no event shall the Administrator be subject to liability for any act or omission of any sub-administrator pursuant to a sub-administration agreement, as set forth in section 1(b).

       (b) The Administrator may, with respect to questions of law, apply for and obtain the advice and opinion of counsel to the Fund, at the expense of the Fund, and with respect to the application of generally accepted accounting principles or federal tax accounting principles, apply for and obtain the advice and opinion of the independent auditors of the Fund, at the

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expense of the Fund. The Administrator shall be fully protected with respect to any action taken or omitted by it in good faith in conformity with such advice or opinion.

       (c) The Fund agrees to indemnify and hold harmless the Administrator from and against all charges, claims, expenses (including legal fees) and liabilities reasonably incurred by the Administrator in connection with the performance of its duties hereunder, except such as may arise from the Administrator's willful misfeasance, bad faith, gross negligence in the performance of its duties or by reckless disregard of its obligations and duties hereunder. The Fund shall make advance payments in connection with the expenses of defending any action with respect to which indemnification might be sought hereunder if the Fund receives a written affirmation of the Administrator's good faith belief that the standard of conduct necessary for indemnification has been met and a written undertaking to reimburse the Fund unless it is subsequently determined that it is entitled to such indemnification and if the trustees of the Fund determine that the facts then known to them would not preclude indemnification. In addition, at least one of the following conditions must be met: (A) the Administrator shall provide security for this undertaking, (B) the Fund shall be insured against losses arising by reason of any lawful advances, or (C) a majority of a quorum consisting of trustees of the Fund who are not "interested persons" of the Fund (as defined in Section 2(a)(19) of the 1940 Act) nor parties to the proceeding ("Disinterested Non-Party Trustees") or an independent legal counsel (in a written opinion), shall determine, based on a review of readily available facts, that there is reason to believe that the Administrator ultimately will be found entitled to indemnification.

       (d) As used in this Section 3, the term "Administrator" shall include any affiliates of the Administrator performing services for the Fund contemplated hereby and directors, officers, agents and employees of the Administrator and such affiliates.

       4. ACTIVITIES OF THE ADMINISTRATOR. The services of the Administrator under this Agreement are not to be deemed exclusive, and the Administrator and any person controlled by or under common control with the Administrator shall be free to render similar services to others.

       5. DURATION AND TERMINATION.

       (a) This Agreement shall become effective on the date first written above. Unless sooner terminated as provided in this section 5(a), this Agreement shall continue in effect until two years after the date first written above. Thereafter, if not terminated, this Agreement shall continue automatically for successive terms of one year, provided that such continuance is specifically approved at least annually (a) by a vote of a majority of those members of the Fund's Board of Trustees who are not parties to this Agreement or "interested persons" of such party, cast in person at a meeting called for the purpose of voting on such approval; (b) by the Fund's Board of Trustees or by a vote of a "majority of the outstanding voting securities" of the Fund; provided, however, that his Agreement may be terminated by the Fund at any time, without the payment of any penalty, by vote of a majority of the entire Board of Trustees or a vote of a "majority of the outstanding voting securities" of the Trust, on sixty (60) days prior written

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notice to the Administrator or by the Administrator at any time, without the payment of any penalty, on sixty (60) days prior written notice to the Fund. (As used in this Agreement, the term "majority of the outstanding voting securities" shall have the same meaning as such term has in the 1940 Act. Upon termination of this Agreement, the Fund shall pay to the Administrator such compensation and any documented and agreed upon out-of-pocket or other reimbursable expenses which may become due or payable under the terms hereof as of the date of termination or after the date that the provision of services ceases, whichever is later.

       6. NON-LIABILITY OF SHAREHOLDERS, TRUSTEES, ETC. The Second Amended and Restated Declaration of Trust, as amended from time to time, is on file with the Secretary of State of The Commonwealth of Massachusetts. This Agreement is executed on behalf of the Fund, by the trustees or by an officer or officers of the Fund in their capacity as such and not individually, and neither the shareholders not the Fund's trustees nor any officers, employees or agents shall be liable thereunder and the Administrator shall look solely to the Fund's estate for the payment of any claim hereunder or for the performance of the Fund's duties created by this Agreement.

       7. AMENDMENTS OF THIS AGREEMENT. This Agreement may be amended by the parties hereto only if such amendment is specifically approved by the Board of the Fund and such amendment is set forth in a written instrument executed by each of the parties hereto.

       8. GOVERNING LAW. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the Commonwealth of Massachusetts as at the time in effect and the applicable provisions of the 1940 Act. To the extent that the applicable law of the Commonwealth of Massachusetts, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

       9. COUNTERPARTS. This Agreement may be executed by the parties hereto in counterparts and if executed in more than one counterpart the separate instruments shall constitute one agreement.

       10. NOTICES. Any notice under this Agreement shall be in writing to the other party at such address as the other party may designate from time to time for the receipt of notices and shall be deemed to be received on the earlier of the date actually received or on the fourth day after the postmark if such notice is mailed first class postage prepaid.


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       IN WITNESS WHEREOF, parties hereto have executed this Agreement as of the day and year first above written.



                                         RMR REAL ESTATE FUND


                                         ------------------------------
                                         By:    Thomas M. O'Brien
                                         Title: President


                                         RMR ADVISORS, INC.


                                         -------------------------------
                                         By:    John C. Popeo
                                         Title: Treasurer






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